UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2009
Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	0-5519 and 001-31343	39-1098068

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin		54304

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 920-491-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective May 15, 2009 (the “Separation Date”), Lisa B. Binder resigned from her position as a member of the Board of Directors and as President and Chief Operating Officer of Associated Banc-Corp (the “Company”) and from her positions as an officer and director of Associated Bank, National Association, and from each subsidiary on which she served. As of the Separation Date, the Company is aware of no disagreement between Ms. Binder and the Company on any matter relating to the Company’s operations, policies or practices.
In connection with Ms. Binder’s resignation, the Company and Ms. Binder entered into a Separation and General Release Agreement (the “Separation Agreement”), dated as of the Separation Date. Pursuant to the terms and conditions of the Separation Agreement, Ms. Binder agreed to certain restrictive covenants, including one-year non-competition and non-solicitation covenants and a three-year non-disclosure covenant, as well as a non-disparagement covenant. On terms set forth in the Separation Agreement, Ms. Binder agreed to release the Company from all claims and agreed not to bring any action or litigation against the Company. Under the terms of the Separation Agreement, the Company will pay Ms. Binder an aggregate of $1,650,000, payable in monthly installments beginning on May 29, 2009 and ending on March 15, 2010.
The Company is not permitted to make any “golden parachute payment” to Ms. Binder in connection with such termination of employment pursuant to the terms of the Company’s participation in the United States Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (the “CPP”), which has been duly acknowledged by Ms. Binder pursuant to (i) a Waiver executed by Ms. Binder, dated November 18, 2008 and effective as of November 21, 2008 (the “Waiver”), and (ii) the TARP Capital Purchase Program Compliance, Amendment and Consent Agreement between Ms. Binder and the Company, dated as of November 20, 2008 (the “Consent Agreement”). Pursuant to the Separation Agreement, Ms. Binder agreed that she shall not be entitled to receive any amount of compensation that would conflict with the terms of the Waiver, the Consent Agreement or otherwise violate any executive compensation rules that are or become applicable as a result of the Company’s participation in the CPP, including, without limitation, any regulation or guidance issued under the Emergency Economic Stabilization Act of 2008 or the American Recovery and Reinvestment Act of 2009, and any laws, regulations and/or guidance issued on or subsequent to the Separation Date (the “CPP Rules”). In the event that the Company is obligated to pay, or has previously paid, any amount to Ms. Binder that violates the terms of the Waiver, the Consent Agreement and/or the CPP Rules, then (a) in the case of any unpaid obligation, the Company shall cease to pay such amounts to Ms. Binder and (b) in the case of previously paid amounts, Ms. Binder shall be required to repay the gross amount of any such compensation to the Company within ten business days of receiving written demand from the Company, or such shorter time period as may be required under the CPP Rules. In such event, the Company has agreed to pay Ms. Binder such unpaid amounts or any recovered amounts at such time as it is no longer subject to limitations on its ability to make these payments under the CPP Rules.
The foregoing brief description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
A copy of the press release announcing Ms. Binder’s resignation is attached hereto as Exhibit 99.2 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Separation and General Release Agreement dated as of May 15, 2009.

99.2	Press Release by Associated Banc-Corp dated May 15, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp

May 15, 2009	By:	/s/ Brian R. Bodager

Name: Brian R. Bodager Title: Chief Administrative Officer, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Separation and General Release Agreement dated as of May 15, 2009.

99.2	Press Release by Associated Banc-Corp dated May 15, 2009.